Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Shannon Okinaka, Sr. Director
 Phone:  808.835.3604

shannon.okinaka@hawaiianair.com

MEDIA CONTACT:

Alan L. Hoffman, Sr. VP

Hawaiian Airlines
 Phone:  808.838.6758

al.hoffman@hawaiianair.com

This news release supersedes Hawaiian Holdings Reports 2010 Second Quarter Financial Results, issued July 27, 2010 by Hawaiian Holdings, Inc.  This release corrects Table 4 to properly incorporate the tax effect of the economic fuel expense, as well as the following changes:

•      The second bullet point of “Second Quarter Highlights,” which originally stated “Adjusted net income of $12.6 million, or $0.24 per diluted share reflecting economic fuel expense” should read “Adjusted net income of $11.0 million, or $0.21 per diluted share reflecting economic fuel expense”

•      The last sentence of the first paragraph, which originally stated “Adjusted net income reflecting economic fuel expense of $12.6 million or $0.24 per share compares to $20.8 million or $0.40 per share in the prior year period.” should read “Adjusted net income reflecting economic fuel expense of $11.0 million or $0.21 per share compares to $20.8 million or $0.40 per share in the prior year period.”

Hawaiian Holdings Reports 2010 Second Quarter Financial Results

Second Quarter Highlights

•                  GAAP net income of $9.0 million, or $0.17 per diluted share

•                  Adjusted net income of $11.0 million, or $0.21 per diluted share reflecting economic fuel expense

•                  Unrestricted cash, cash equivalents and short-term investments of $314 million at June 30, 2010

•                  Took delivery of two 294-seat Airbus A330-200s

•                  Received final approval from the U.S. Department of Transportation to introduce nonstop flights between Honolulu and Tokyo’s Haneda International Airport, and announced the launching of service to Seoul, South Korea’s Incheon International Airport in January 2011

•                  On July 1, 2010, Board of Directors authorized a stock repurchase program, under which Hawaiian may purchase up to $10 million of its outstanding common stock

HONOLULU — July 27, 2010 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended June 30, 2010 of $9.0 million, or $0.17 per diluted share, on total operating revenue of $315.9 million.  This result compares with net income of $27.5 million, or $0.53 per diluted share, on total operating revenue of $292.0 million for the three months ended June 30, 2009.  Year ago quarterly results benefitted from materially lower fuel costs and a lower effective tax rate.  Adjusted net income reflecting economic fuel expense of $11.0 million or $0.21 per share compares to $20.8 million or $0.40 per share in the prior year period.

“Hawaiian reported its ninth consecutive quarterly profit, a winning streak unrivaled amongst its major competitors,” commented Mark Dunkerley, the Company’s president and chief executive officer.  “Our Company has built a foundation of sustained profitability amidst continuing competitive challenges and uncertain economic conditions.

“The introduction of the A-330 to our fleet marks the beginning of a new era in our Company’s history.  Later this year, we will further expand our horizons with the introduction of Hawaiian’s award winning service to Tokyo, and in early 2011 we will launch our first flights to mainland Asia with new service to South Korea.  Coupled with our leading position in Interisland and Transpacific travel, our business is well positioned to remain the leader in Hawaii aviation,” concluded Mr. Dunkerley.

Second Quarter Financial Results

The Company reported operating income of $24.0 million in the second quarter of 2010 compared with $31.7 million in the prior year period.

Second quarter 2010 operating revenue was $315.9 million, an 8.2% increase compared with the second quarter of 2009.  Capacity for the quarter increased 1.1% year over year to 2.5 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.83 cents, up 7.0% from the second quarter a year ago.  Second quarter passenger load factor increased 1.4 percentage points to 85.6% compared to the same period a year ago, while passenger yield (passenger revenue per revenue passenger mile) increased 5.3% to 13.17 cents.  Selected Statistical Data is included in Table 2 below.

Total operating expenses for the second quarter of 2010 increased 12.1% year over year to $291.9 million, resulting in an operating cost per available seat mile (CASM) of 11.85 cents, up 10.9% versus the same period a year ago.  Excluding fuel, second quarter CASM increased to 8.66 cents, up 2.5% compared to the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 6.

Aircraft fuel costs increased 43.8% year over year in the second quarter to $78.6 million and represented 26.9% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 44.0% year over year in the second quarter to $2.29 (including taxes and delivery).  The financial impact of hedging activities is included in non-operating income/expenses, and as such is not reflected in fuel expense.  Non-operating expenses in the second quarter reflect $4.8 million in net expense from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended June 30, 2010, economic fuel expense was $79.8 million ($2.33 per gallon), compared with $54.9 million ($1.60 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended June 30, 2010 and 2009 and a pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

The Company recorded a $1.6 million credit to operating expense (aircraft and passenger servicing), as a result of a refund due from the Transportation Security Administration (TSA) for overcharges of aviation security fees since 2005.

Second quarter 2010 non-operating expense totaled $8.1 million, compared with non-operating income of $5.6 million in the second quarter of 2009.  During the second quarter of 2010, the Company recognized a non-operating loss totaling $4.8 million related to fuel hedging activities compared with a non-operating gain of $6.5 million during the prior year period.  During the second quarter of 2010, fuel hedging losses included $1.2 million of realized losses on derivative contracts settling in the quarter, the reversal of $0.2 million of previously recorded losses on these same contracts, and $3.8 million in unrealized losses related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

•                  As of June 30, 2010, the Company had:

•                  Unrestricted cash, cash equivalents and short-term investments of $314 million, and $37 million in restricted cash.

•                  $77 million outstanding under two term loan facilities, $94 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $9 million.

•                  $44 million of capital lease obligations primarily associated with four 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of July 23, 2010 is included as Table 5.

Second Quarter Highlights

•                  In April and May, Hawaiian ranked #1 for on-time performance and fewest flight cancellations and #2 for baggage handling, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  During the second quarter, Hawaiian took delivery of its first two new 294-seat Airbus A330-200s — the first of up to 27 newer generation Airbus aircraft that could be integrated into the fleet over the next decade.  These new aircraft carry over 10% more passengers and over 20% more cargo than Hawaiian’s existing widebody aircraft, while reducing fuel consumption per available seat mile.

•                  In May, Hawaiian and its Chief Executive Officer, Mark Dunkerley, agreed to a new three-year contract extension.

•                  In May, Hawaiian announced the appointment of Blaine Miyasato, formerly Vice President of Customer Services to Vice President of Product Development.  James E. Davis was appointed Vice President of Customer Services. Lorrin Sardinha was also promoted to Vice President of Maintenance and Engineering.

•                  In June, Hawaiian announced the continuation of its expanded service in Asia and other markets by announcing service to South Korea.  Hawaiian plans to begin service between Honolulu and Seoul-Incheon International Airport starting in January 2011.

•                  In June, Hawaiian announced the expansion of its code sharing agreement with Korean Air.

•                  In July, Hawaiian announced that its Board of Directors authorized a stock repurchase program, under which Hawaiian may purchase up to $10 million of its outstanding common stock through open market, established plans or privately negotiated transactions.

•                  In July, Hawaiian received final approval from the U.S. Department of Transportation to operate one daily flight between Honolulu and Tokyo’s Haneda International Airport.  Service is expected to start in late October 2010.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Tuesday, July 27, 2010) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) and has been an industry leader in fewest misplaced bags during that same period (#1 from 2005-2007, #2 in 2008 and 2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 81st year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating Revenue:
Passenger	$277,706	$256,643	$541,103	$510,784
Cargo	20,584	15,148	38,855	30,057
Other	17,599	20,213	34,307	39,787
Total	315,889	292,004	614,265	580,628

Operating Expenses:
Aircraft fuel, including taxes and oil	78,610	54,661	148,916	104,860
Wages and benefits	73,181	66,772	146,080	134,237
Aircraft rent	27,128	28,083	51,242	52,234
Maintenance materials and repairs	29,544	28,201	65,413	56,980
Aircraft and passenger servicing	14,007	14,610	28,193	29,230
Commissions and other selling	17,122	16,266	39,790	33,715
Depreciation and amortization	14,397	13,054	28,384	25,777
Other rentals and landing fees	13,262	13,759	26,382	26,253
Other	24,640	24,895	50,289	49,693
Total	291,891	260,301	584,689	512,979

Operating Income	23,998	31,703	29,576	67,649

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,972)	(4,770)	(9,975)	(10,020)
Interest income	1,916	1,743	2,738	2,463
Unrealized loss on securities	—	1,671	—	1,671
Gains (losses) on fuel derivatives	(4,845)	6,510	(5,472)	5,123
Other, net	(186)	438	(587)	50
Total	(8,087)	5,592	(13,296)	(713)

Income Before Income Taxes	15,911	37,295	16,280	66,936

Income tax expense	6,918	9,802	7,071	15,909

Net Income	$8,993	$27,493	$9,209	$51,027

Net Income Per Common Stock Share:
Basic	$0.17	$0.53	$0.18	$0.99
Diluted	$0.17	$0.53	$0.17	$0.98

Weighted Average Number of Common Stock Shares Outstanding:
Basic	51,941	51,435	51,901	51,584
Diluted	53,140	51,855	53,187	51,820

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Six Months Ended
	June 30,						June 30,
	2010		2009		Change		2010		2009		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,107.9		2,051.3		2.8%		4,027.5		4,010.9		0.4%
Available seat miles (ASM) (a)	2,462.7		2,434.9		1.1%		4,760.2		4,826.8		(1.4)%
Passenger revenue per RPM (Yield)	13.17	¢	12.51	¢	5.3%		13.44	¢	12.73	¢	5.6%
Passenger load factor (RPM/ASM)	85.6%		84.2%		1.40	pt.	84.6%		83.1%		1.50	pt.
Passenger revenue per ASM (PRASM)	11.28	¢	10.54	¢	7.0%		11.37	¢	10.58	¢	7.5%

Total Operations:
Revenue passenger miles (RPM) (a)	2,107.9		2,051.6		2.7%		4,027.6		4,011.7		0.4%
Available seat miles (ASM) (a)	2,462.8		2,435.2		1.1%		4,760.2		4,827.7		(1.4)%
Passenger load factor (RPM/ASM)	85.6%		84.2%		1.40	pt.	84.6%		83.1%		1.50	pt.
Operating Revenue per ASM (RASM)	12.83	¢	11.99	¢	7.0%		12.90	¢	12.03	¢	7.2%
Operating Cost per ASM (CASM)	11.85	¢	10.69	¢	10.9%		12.28	¢	10.63	¢	15.5%
CASM excluding aircraft fuel	8.66	¢	8.45	¢	2.5%		9.15	¢	8.45	¢	8.3%
Gallons of jet fuel consumed (a)	34.3		34.3		0.0%		66.8		68.1		(1.9)%
Average cost per gallon of jet fuel (actual) (b)	$2.29		$1.59		44.0%		$2.23		$1.54		44.8%

(a)  In millions.

(b) Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change

Aircraft fuel expense	$78,610	$54,661	43.8%	$148,916	$104,860	42.0%
Realized losses on settlement of fuel derivative contracts	1,224	213	474.6%	1,985	11,177	(82.2)%
Economic fuel expense	$79,834	$54,874	45.5%	$150,901	$116,037	30.0%
Fuel gallons consumed	34,296	34,307	0.0%	66,810	68,125	(1.9)%
Economic fuel cost per gallon	$2.33	$1.60	45.6%	$2.26	$1.70	32.9%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Net Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended June 30,				Six months ended June 30,
	2010		2009		2010		2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share
As reported - GAAP	$8,993	$0.17	$27,493	$0.53	$9,209	$0.17	$51,027	$0.98
Less: mark-to-fair value gains (losses) on undesignated fuel contracts, net of tax	(2,047)	(0.04)	6,723	0.13	(1,972)	(0.04)	16,300	0.31
Reflecting economic fuel expense	$11,040	$0.21	$20,770	$0.40	$11,181	$0.21	$34,727	$0.67

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of July 23, 2010

	Weighted Average Ceiling Price (per gallon)	Ceiling Price Range (per gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged	Weighted Average Floor Price (per gallon)	Floor Price Range (per gallon)	Gallons Hedged (Thousands)	Percentage of Quarter’s Consumption Hedged
Third Quarter 2010
Crude Oil	$2.11	$2.36 - $1.73	18,942	60%	$1.72	$1.89 - $1.53	11,130	35%

Fourth Quarter 2010
Crude Oil	$2.18	$2.42 - $1.89	14,616	46%	$1.74	$1.90 - $1.60	10,458	33%

First Quarter 2011
Crude Oil	$2.23	$2.46 - $2.01	9,576	30%	$1.74	$1.90 - $1.59	8,820	28%

Second Quarter 2011
Crude Oil	$2.20	$2.41 - $2.01	4,620	15%	$1.72	$1.89 - $1.61	4,620	15%

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009

GAAP operating expenses	$291.9		$260.3		$584.7		$513.0
Aircraft fuel, including taxes and oil	78.6		54.7		148.9		104.9
Adjusted operating expenses	$213.3		$205.6		$435.8		$408.1

Available Seat Miles (a)	2,462.8		2,435.2		4,760.2		4,827.7

CASM - GAAP	11.85	¢	10.69	¢	12.28	¢	10.63	¢
Less: aircraft fuel	3.19		2.24		3.13		2.18
CASM - excluding aircraft fuel	8.66	¢	8.45	¢	9.15	¢	8.45	¢

(a) Represents totals operations.